Codexis Reports Financial Results for the
Third Quarter and Nine Months Ended September 30, 2014

-- Conference call today at 4:30 pm ET --

REDWOOD CITY, California - November 4, 2014 - Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and fine chemical industries, today announced financial results for the third quarter and nine months ended September 30, 2014.

“I am pleased with the solid progress we are making towards our goals for 2014. All of our revenue categories showed significant year-over-year growth this quarter, and our operating expenses have decreased substantially,” said John Nicols, President and CEO of Codexis. “We are on schedule with our execution of the recently announced CodeEvolver® protein engineering license with GSK and have completed the first Wave milestone deliverables. We expect to collect the associated $5 million technology transfer payment before year end,”

Mr. Nicols continued, “We are excited to have crossed the million dollar sales line so far this year with the major food ingredients customer we announced as a new partner in 2013. The step-up in those sales marked the successful delivery of our optimized biocatalyst, as well as demonstration in commercial scale manufacture. The food ingredients success added to solid pipeline momentum built in our pharmaceuticals market in the quarter as well. We landed three new clinical orders for delivery before the end of 2014 and posted the largest biocatalyst R&D revenues result in the last two years.”

Third Quarter Business Highlights:

•
In July, Codexis granted GlaxoSmithKline (GSK) a license to use its proprietary CodeEvolver® protein engineering platform technology in the field of human healthcare, as summarized in the Form 8-K filed by Codexis on July 14, 2014. Codexis received $6 million in upfront fees and anticipates receiving an additional $5 million by the end of 2014, subject to milestone completion. There is also the potential for Codexis to receive approximately $14 million in further milestone payments over the next two years.

•
The Company received three significant biocatalyst orders from major pharmaceutical accounts, two of which are follow-on orders from an existing customer. The third is for a new biocatalyst aimed at supplanting the customer’s traditional, non-biocatalytic method.

•	The Company added another major food ingredient client and completed the delivery of the first substantial shipment of enzymes to an existing major food ingredients customer.

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Third Quarter Financial Results

Revenues for the quarter ended September 30, 2014 were $7.5 million, a 90% increase from $3.9 million in the third quarter of 2013 and were comprised of the following:

•
Biocatalyst product revenues, which consist primarily of sales of biocatalyst intermediates, APIs and Codex® Biocatalyst Panels and Kits, were $2.6 million, an increase of 138% compared with $1.1 million a year ago. This was primarily attributable to an increase in sales of enzymes for food-related products.

•
Biocatalyst research and development revenues, which include license, technology access and exclusivity fees, FTE payments, milestones, royalties, and optimization and screening fees, totaled $3.4 million, an increase of 66%, compared with $2.0 million in the third quarter of 2013.

•	Revenue sharing arrangement sales were $1.5 million, an increase of 84%, compared to the third quarter of 2013 and relate to the license to Exela PharmSci, Inc. for the anticoagulant drug argatroban.

Research and development (R&D) expenses in the third quarter of 2014 declined 26% to $5.0 million, compared with $6.8 million in the third quarter of 2013. The decrease was primarily due to lower depreciation expense resulting from the disposal or impairment of certain equipment previously used in discontinued R&D activities, as well as lower employee-related expenses associated with the company-wide restructurings implemented in late 2013.

Selling, general and administrative (SG&A) expenses in the third quarter of 2014 declined 12% to $5.2 million, compared with $5.8 million in the third quarter of 2013. The decrease was primarily due to reductions in headcount and other discretionary expense reductions implemented as part of those same company-wide restructurings begun in late 2013.

Net loss for the third quarter of 2014 was $4.6 million, or $0.12 per share, compared with a net loss of $9.3 million, or $0.24 per share, for the third quarter of 2013.

Codexis reported certain consolidated financial information in accordance with GAAP and additionally on a non-GAAP basis. A discussion regarding the use of these non-GAAP financial measures is included below in the section entitled "Non-GAAP Financial Measures" as well as in the accompanying table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures." Non-GAAP net loss for the third quarter of 2014 was $1.9 million, or $0.05 per share, compared with a non-GAAP net loss of $6.0 million, or $0.16 per share, for the third quarter of 2013.

Cash, cash equivalents, and marketable securities at September 30, 2014 totaled $22.6 million. This compared to $25.9 million at December 31, 2013.

Nine-Month Financial Results

Codexis reported total revenue of $21.1 million for the nine months ended September 30, 2014. Biocatalyst research and development revenues of $7.2 million increased by 45% and revenues from the revenue sharing arrangement with Exela of $5.6 million increased by 144%, each compared to the corresponding period of the prior year. These increases were offset by a decrease in product revenues of 45% due to the previously announced decrease of sales into the Hepatitis C marketplace. Codexis reported a net loss of $19.4 million, or $0.51 per basic and diluted share, for the nine months ended September 30,

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2014. The non-GAAP net loss reported was $8.6 million, or $0.23 per basic and diluted share, for the nine months ended September 30, 2014.

Financial Outlook

Codexis’ statements with regard to its financial outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth below and under “Forward-Looking Statements” below.

Codexis is maintaining its previously stated 2014 financial guidance, which includes revenues of between $35 million and $38 million, representing growth of 10% to 19% compared to the prior year. Gross margins (defined as Total Revenue less Cost of Product Revenues) are expected in the range of 70% to 75% as a percentage of total revenues, which would reflect a significant increase from the 54% gross margin delivered in 2013. Codexis continues to expect to achieve positive cash flow from operations for fiscal year 2014.

Codexis has recently experienced manufacturing delays at its enzyme manufacturing subcontractor. The 2014 financial guidance provided here is contingent on a timely resolution of this manufacturing issue. If this manufacturing issue is not resolved in a timely manner, approximately $2 million of revenues that Codexis expected to recognize in the quarter ending December 31, 2014 will be delayed until 2015. This potential delay in revenue recognition could cause Codexis to report less annual revenue that the revenue guidance range presented above. Codexis does not currently expect that this manufacturing issue will result in the loss of any customer orders.

Non-GAAP Financial Measures

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as depreciation expense, amortization expense, and stock-based compensation, as well as one-time non-cash impairment and change in fair value of assets held for use. Non-GAAP financial measures also exclude the impact from the gain on sale of Codexis' Hungarian subsidiary. Non-GAAP financial measures presented are: non-GAAP net loss, non-GAAP net loss per diluted share, non-GAAP research and development expense and non-GAAP selling, general and administrative expense. Non-GAAP operating expenses exclude employee stock-based compensation expense, amortization of intangible asset, depreciation of fixed assets, the impairment of certain lab equipment used in research and development activities, a decrease in fair value of assets held for sale and the gain on sale of Codexis' Hungarian subsidiary.

Codexis management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. Codexis management believes the non-GAAP information is useful for investors by offering the ability to identify trends in what management considers to be Codexis' core operating results and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect Codexis. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP, and therefore these non-GAAP results should only be used for evaluation in conjunction with the corresponding GAAP measures. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

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Conference Call and Webcast

Codexis will hold a conference call and audio webcast today at 4:30 p.m. Eastern Standard Time. The conference call dial-in numbers are 866-825-3209 for domestic and 617-213-8061 for international. Please use the pass code 47125991. A webcast of the call will also be available from the Investors section of www.codexis.com.

A recording of the call will be available by calling 888-286-8010 for domestic or 617-801-6888 for international; pass code 94211534, beginning approximately two hours after the call concludes, and will be available for seven days. A webcast replay will be available from the Investors section of www.codexis.com for 30 days.

Forward Looking Statements

This press release contains forward-looking statements relating to Codexis’ forecast for 2014 total revenue, gross margin and cash flow; Codexis’ ability to deliver growth from its biocatalyst opportunity pipeline; Codexis’ ability to bring in additional CodeEvolver protein engineering license deals in the future; Codexis' expectation that it will receive up to $19 million over approximately the next three years under the GSK agreement; the potential for Codexis to receive project-based milestone payments from GSK; the potential for Codexis to receive royalties from GSK for net sales, if any, of a limited set of GSK products developed using the CodeEvolver platform technology; and Codexis' ability to transfer successfully the CodeEvolver platform technology to GSK. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for substantial additional capital in the future in order to expand its business; Codexis’ dependence on its collaborators; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; Codexis’ dependence on one contract manufacturer for commercial scale production of substantially all of Codexis’ enzymes: potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to develop and commercialize new products for the pharmaceutical markets; the success of Codexis’ cost saving measures; Codexis’ ability to deploy its technology platform in new market spaces; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; the variability of Codexis’ pharmaceutical product gross margins which are variable and may decline from quarter to quarter; Codexis’ ability to retain key personnel; Codexis’ reliance on customers to provide information in order for Codexis to report accurately its financial results in a timely manner; Codexis’ ability to compete which may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2014, and in subsequent quarterly reports on Form 10-Q, including under the captions titled “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:
Investors
Mike Rice, 646-597-6987
mrice@lifesciadvisors.com

Media

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Kate Whelan, +44 72 216 98 49
kate.whelan@notchcommunications.co.uk

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Biocatalyst products	$2,562	$1,076	$8,323	$15,161
Biocatalyst research and development	3,364	2,028	7,176	4,936
Revenue sharing arrangement	1,546	839	5,617	2,300
Total revenues	7,472	3,943	21,116	22,397
Costs and operating expenses:
Cost of biocatalyst product revenues	1,532	494	6,179	9,790
Research and development	5,038	6,831	17,708	22,776
Selling, general and administrative	5,157	5,832	16,791	21,126
Total costs and operating expenses	11,727	13,157	40,678	53,692
Loss from operations	(4,255)	(9,214)	(19,562)	(31,295)
Interest income	3	9	15	53
Other expenses	(57)	(22)	(183)	(288)
Loss before income taxes	(4,309)	(9,227)	(19,730)	(31,530)
Income tax provision (benefit)	253	35	(314)	(41)
Net loss	$(4,562)	$(9,262)	$(19,416)	$(31,489)
Net loss per share, basic and diluted	$(0.12)	$(0.24)	$(0.51)	$(0.83)
Weighted average common shares used in computing net loss per share, basic and diluted	38,450	38,102	38,063	38,002

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except Per Share Amounts)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$21,522	$22,130
Marketable securities, current	—	3,005
Accounts receivable, net of allowances of $513 at September 30, 2014 and $460 at December 31, 2013	3,088	5,413
Inventories, net	1,943	1,487
Prepaid expenses and other current assets	1,652	1,567
Assets held for sale	—	2,179
Total current assets	28,205	35,781
Restricted cash	711	711
Marketable securities, non-current	1,031	795
Property and equipment, net	4,374	8,446
Intangible assets, net	7,029	9,560
Goodwill	3,241	3,241
Other non-current assets	201	306
Total assets	$44,792	$58,840
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,542	$3,961
Accrued compensation	2,376	3,625
Other accrued liabilities	2,050	1,612
Deferred revenues	4,036	2,001
Total current liabilities	11,004	11,199
Deferred revenues, net of current portion	4,368	1,114
Other long-term liabilities	4,213	5,044
Total liabilities	19,585	17,357
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000 shares authorized at September 30, 2014 and December 31, 2013; 39,510 and 38,351 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	4	4
Additional paid-in capital	301,365	298,370
Accumulated other comprehensive income (loss)	113	(32)
Accumulated deficit	(276,275)	(256,859)
Total stockholders’ equity	25,207	41,483
Total liabilities and stockholders’ equity	$44,792	$58,840

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Codexis, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
(i) Research and development expenses
Research and development expenses - GAAP	$5,038	$6,831	$17,708	$22,776
Non-GAAP adjustments:
Impairment of excess lab equipment and change in fair value of assets held for sale(a)	(130)	—	(2,727)	—
Gain on sale of Hungarian subsidiary(b)	—	—	760	—
Depreciation expense(c)	(338)	(1,417)	(1,843)	(4,132)
Intangible asset amortization(d)	(844)	(844)	(2,531)	(2,531)
Employee stock-based compensation(e)	(227)	(97)	(734)	(989)
Research and development expenses - Non-GAAP	$3,499	$4,473	$10,633	$15,124

(ii) Selling, general and administrative expenses
Selling, general and administrative expenses - GAAP	$5,157	$5,832	$16,791	$21,126
Non-GAAP adjustments:
Depreciation expense(c)	(263)	(349)	(836)	(1,175)
Employee stock-based compensation(e)	(828)	(529)	(2,896)	(2,372)
Selling, general and administrative expenses - Non-GAAP	$4,066	$4,954	$13,059	$17,579

(iii) Net loss
Net loss - GAAP	$(4,562)	$(9,262)	$(19,416)	$(31,489)
Non-GAAP adjustments:
Impairment of excess lab equipment and change in fair value of assets held for sale (a)	130	—	2,727	—
Gain on sale of Hungarian subsidiary (b)	—	—	(760)	—
Depreciation expense(c)	601	1,766	2,679	5,307
Intangible asset amortization(d)	844	844	2,531	2,531
Employee stock-based compensation(e)	1,055	626	3,630	3,361
Net loss - Non-GAAP	$(1,932)	$(6,026)	$(8,609)	$(20,290)

(iv) Net loss per share
Net loss - Non-GAAP	$(1,932)	$(6,026)	$(8,609)	$(20,290)
Basic and diluted shares - GAAP	38,450	38,102	38,063	38,002
Basic and diluted net loss per share - Non-GAAP	$(0.05)	$(0.16)	$(0.23)	$(0.53)

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These non-GAAP financial measures exclude the following items:
(a) Impairment of excess lab equipment and change in fair value of assets held for sale: we provide non-GAAP information which excludes expenses for the impairment of excess lab equipment and the changes in fair values of assets held for sale because they do not relate to the normal and recurring transactions of Codexis' business; such exclusion facilitates comparisons of Codexis' operating results to peer companies.
(b) Gain on sale of Hungarian subsidiary: we provide non-GAAP information which excludes the effects of the sale of Codexis' Hungarian subsidiary because it does not relate to the normal and recurring transactions of Codexis' business; such exclusion facilitates comparisons of Codexis' operating results to peer companies.
(c) Depreciation expense: we provide non-GAAP information which excludes depreciation expense related to the depreciation of property and equipment. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.
(d) Intangible asset amortization: we provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because this expense is non-cash and such exclusion facilitates comparisons of Codexis' operating results to peer companies.
(e) Employee stock-based compensation: we provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of this item allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of Codexis' operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

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